Exhibit 99.1

Watsco Sets Records for Sales, Net Income, EPS, Cash Flow &

Boosts Annual Dividend 21% to $3.40 Per Share

MIAMI, FLORIDA – (BUSINESS WIRE), October 27, 2015 – Watsco, Inc. (NYSE: WSO) reported record results for the third quarter and for the nine months ended September 30, 2015.

Third Quarter Results

Sales trends:

•	4% growth to a record $1.18 billion (5% on same-store basis)
•	5% growth in HVAC equipment (66% of sales), including 8% growth in the U.S.
•	3% growth in other HVAC products (29% of sales)
•	2% growth in commercial refrigeration products (5% of sales)

Key performance metrics:

•	5% increase in earnings per share to a record $1.64
•	5% growth in operating income to a record $111 million
•	10 basis-point expansion in operating margins to 9.4%
•	10 basis-point increase in gross profit margin
•	Flat SG&A as a percentage of sales

Albert Nahmad, Watsco’s President & Chief Executive Officer stated: “Watsco delivered another solid quarter of performance driven by sales growth, share gains, improved selling margins and expanded operating margins. We also generated more cash flow this quarter than in any other quarter in our history. We experienced healthy sales growth for residential HVAC systems in the United States from strong unit growth and the continued trend toward higher-efficiency systems.”

Mr. Nahmad added: “We are also pleased to increase Watsco’s annual dividend to $3.40 per share beginning in January. As evidenced by our long-term track record, we have confidence that our business can produce meaningful earnings growth and cash flow. It is always our intention to share cash flow through increasing dividends while retaining the ability to invest in our network and evaluate additional opportunities that come our way.”

Nine-Month Results

Sales trends:

•	5% growth to a record $3.21 billion
•	7% growth in HVAC equipment (66% of sales), including 8% growth in the U.S.
•	2% growth in other HVAC products (29% of sales)
•	2% growth in commercial refrigeration products (5% of sales)

Key performance metrics:

•	14% increase in earnings per share to a record $4.16
•	11% growth in operating income to a record $283 million
•	50 basis-point expansion in operating margins to a record 8.8%
•	30 basis-point increase in gross profit margin
•	20 basis-point improvement in SG&A as a percentage of sales to a record low

Technology Strategy

Watsco has established itself as the leader in the HVAC distribution industry and produced a 20% compounded annual total-shareholder-return over the last 25 years.

Watsco is currently building on this growth and is actively increasing its investment in a number of scalable technologies. The goals of the strategy are to further strengthen Watsco’s leadership position in the marketplace, accelerate sales and profit growth through innovation, increase the speed, convenience and efficiency in serving customers and to extend Watsco’s reach into new geographies and sales channels. Watsco believes its scale and large number of locations for product fulfillment relative to its competitors offer an advantage as the digital marketplace progresses.

Since 2012, Watsco has grown its technology team from approximately 60 employees to over 170 employees while achieving record levels of operating performance. The 2015 nine-month financial performance reflects an increase of $5.4 million, or 64%, in technology-related costs (10 cents per share for the nine-month period and 4 cents per share for the third quarter).

Examples of innovations that Watsco has created to enhance the buying experience for its 88,000 customers and the service capabilities of personnel at its 567 locations:

•	Mobile apps and other on-line tools to enable e-commerce and establish the industry’s most data-rich catalog of product information.
•	Business intelligence and data analytics to enable more insightful decision-making by more than 700 P&L managers across the company.
•	Supply chain optimization to improve fill-rates, increase inventory turns and reduce infrastructure costs over the long-term.
•	Tools to improve operational efficiency for 7+ million annual customer transactions.

The present annual run-rate for costs associated with these initiatives is approximately $20 million. The Company will discuss its technology strategy at its upcoming annual investor and analyst meeting on December 18, 2015.

Cash Flow & Dividends

For the third quarter, operating cash flow was a record $174 million versus $107 million same period last year. For the nine-month period, operating cash flow increased to $100 million compared to $42 million in 2014. The Company expects further seasonal increases in operating cash flow during the fourth quarter and to achieve its continuing annual goal of producing operating cash flow equal to net income.

Watsco announced today that its Board of Directors approved a 21% increase in the annual dividend rate to $3.40 per share, which will be reflected in the Company’s next regular dividend declaration in January 2016.

Revised Outlook for 2015

Watsco’s revised outlook for 2015 diluted earnings per share is growth of 12% to 13%, or approximately $4.85 to $4.90 per share.

Conference Call Information

Date: October 27, 2015

Time: 10:00 a.m. (EDT)

Webcast: http://investors.watsco.com

Dial-in number: United States (866) 777-2509 / International (412) 317-5413

A replay of the conference call will be available on the Company’s website.

About Watsco

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. This is especially important since heating and cooling accounts for approximately half of the energy consumed in a typical U.S. home.

Watsco’s traditional sales channel is the sale of products from one of its 567 locations in the United States, Canada, Mexico and Puerto Rico, and on an export basis to Latin America and the Caribbean. This network has been built over the last 25 years and serves 88,000 active customers. Watsco is developing and investing in technologies to enable sales via e-commerce, on-line marketplaces and through the retail sales channel. As the industry leader, significant growth potential remains given that the estimated marketplace for HVAC/R products at the consumer level is estimated to be $80 billion. Additional information about Watsco may be found at http://www.watsco.com.

Forward-Looking Statements

This document contains or incorporates by reference statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “will,” “project,” “focused,” “outlook” and variations of these words and negatives thereof and similar expressions are intended to identify forward-looking statements, including statements regarding, among others, (i) economic conditions, (ii) business and acquisition strategies, (iii) potential acquisitions and/or joint ventures, (iv) financing plans and (v) industry, demographic and other trends affecting our financial condition or results of operations. These forward-looking statements are based on management’s current expectations, are not guarantees of future performance and are subject to a number of risks, uncertainties and changes in circumstances, certain of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of several factors, including, but not limited to general economic conditions, competitive factors within the HVAC/R industry, effects of supplier concentration, fluctuations in certain commodity costs, consumer spending, consumer debt levels, new housing starts and completions, capital spending in the commercial construction market, access to liquidity needed for operations, seasonal nature of product sales, weather conditions, insurance coverage risks, federal, state and local regulations impacting our industry and products, prevailing interest rates, foreign currency exchange rate fluctuations, international political risk, cybersecurity risk and the continued viability of our business strategy.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. For additional information regarding other important factors that may affect our operations and could cause actual results to vary materially from those anticipated in the forward-looking statements see the discussion included in Item 1A “Risk Factors” of our most recent Annual Report on Form 10-K, as well as the other documents and reports that we file with the SEC. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information or the discussion of such risks and uncertainties to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015 (1)	2014
Revenues	$1,177,012	$1,134,999	$3,209,423	$3,067,753
Cost of sales	891,166	860,234	2,424,107	2,325,646

Gross profit	285,846	274,765	785,316	742,107
Gross profit margin	24.3%	24.2%	24.5%	24.2%

SG&A expenses	175,166	169,527	502,769	488,336

Operating income	110,680	105,238	282,547	253,771
Operating margin	9.4%	9.3%	8.8%	8.3%

Interest expense, net	1,519	1,534	4,526	3,790

Income before income taxes	109,161	103,704	278,021	249,981
Income taxes	34,517	32,573	87,836	76,062

Net income	74,644	71,131	190,185	173,919
Less: net income attributable to non-controlling interest	16,676	16,670	43,746	46,604

Net income attributable to Watsco	$57,968	$54,461	$146,439	$127,315

Diluted earnings per share:
Net income attributable to Watsco shareholders	$57,968	$54,461	$146,439	$127,315
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	4,592	4,103	11,505	9,635

Earnings allocated to Watsco shareholders	$53,376	$50,358	$134,934	$117,680

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,498,857	32,375,939	32,469,313	32,345,068

Diluted earnings per share for Common and Class B common stock	$1.64	$1.56	$4.16	$3.64

(1)	Diluted earnings per share for the nine-month period in 2015 reflect a 13 cent per share benefit from a 10% greater ownership in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier Corporation in 2009. Watsco increased its ownership in Carrier Enterprise to 80% on July 1, 2014.

Note: Reference in this press release to ‘total-shareholder-return’ reflects market appreciation of Watsco’s common stock and dividends.

WATSCO, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2015	December 31, 2014
Cash and cash equivalents	$28,505	$24,447
Accounts receivable, net	510,004	434,234
Inventories	751,944	677,990
Other	24,041	20,664

Total current assets	1,314,494	1,157,335

Property and equipment, net	63,297	53,480
Goodwill, intangibles, net and other	551,668	580,252

Total assets	$1,929,459	$1,791,067

Accounts payable and accrued expenses	$328,502	$286,853
Current portion of long-term obligations	2,535	169

Total current liabilities	331,037	287,022

Borrowings under revolving credit agreement	304,941	303,199
Deferred income taxes and other liabilities	71,916	68,807

Total liabilities	707,894	659,028

Watsco’s shareholders’ equity	955,362	883,960
Non-controlling interest	266,203	248,079

Shareholders’ equity	1,221,565	1,132,039

Total liabilities and shareholders’ equity	$1,929,459	$1,791,067

WATSCO, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flow from operating activities:
Net income	$190,185	$173,919
Non-cash items	29,577	27,596
Changes in working capital	(120,004)	(159,796)

Net cash provided by operating activities	99,758	41,719

Cash flow from investing activities:

Capital expenditures, net	(19,907)	(8,902)

Cash flow from financing activities:
Dividends on Common and Class B Common stock	(73,840)	(48,884)
Net proceeds under revolving credit agreement	3,327	122,943
Distributions to non-controlling interest	(13,266)	(25,817)
Purchase of additional ownership from non-controlling interest	—	(87,735)
Other	8,752	4,075

Net cash used in financing activities	(75,027)	(35,418)

Effect of foreign exchange rate changes on cash and cash equivalents	(766)	(186)

Net increase (decrease) in cash and cash equivalents	4,058	(2,787)
Cash and cash equivalents at beginning of period	24,447	19,478

Cash and cash equivalents at end of period	$28,505	$16,691

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